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                                                                      Exhibit 16

                                                                 [Andersen logo]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

March 28, 2002

Dear Sir/Madam:

We have read Item 4 of Form 8-K dated March 28, 2002, of Equifax Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the second and third paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
Philip J. Mazzilli
Executive Vice President and Chief Financial Officer
Equifax Inc.